Exhibit 10.41

TRANSITION SERVICES AGREEMENT

between

Ocugen, Inc.

and

OrthoCellix, Inc.

dated as of

[October] __, 2025

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of [October] __, 2025 (this "Agreement"), is entered into between Ocugen, Inc., a Delaware corporation ("Ocugen"), and OrthoCellix, Inc., a Delaware corporation ("OrthoCellix").

Recitals

WHEREAS, OrthoCellix and Ocugen have entered into that certain Asset Contribution Agreement, dated as of June 19, 2025 (the "Contribution Agreement"), pursuant to which Ocugen contributed, assigned and conveyed to OrthoCellix, and OrthoCellix accepted from Ocugen, all of the NeoCart Assets (as defined in the Contribution Agreement), and OrthoCellix agreed to assume and agreed to pay, perform, discharge and fulfill all of the NeoCart Liabilities (as defined in the Contribution Agreement), all as more fully described therein;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 22, 2025 (the “Merger Agreement”), by and among OrthoCellix, Ocugen, Carisma Therapeutics, Inc. (“Carisma”) and Azalea Merger Sub, Inc., a wholly owned subsidiary of Carisma (“Merger Sub”), Merger Sub will be merged with and into OrthoCellix (the “Merger”), with OrthoCellix surviving the Merger as a wholly owned subsidiary of Carisma;

WHEREAS, in order to ensure an orderly transition of the NeoCart Program (as defined in the Contribution Agreement) to OrthoCellix pursuant to the Contribution Agreement and as a condition to consummating the transactions contemplated by the Merger Agreement, OrthoCellix and Ocugen have agreed to enter into this Agreement, pursuant to which Ocugen will provide, or cause its Affiliates to provide, OrthoCellix with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, OrthoCellix and Ocugen hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01    Provision of Services.

(a) Ocugen agrees to provide, or to cause its Affiliates to provide, the services (the "Services") set forth on Exhibit A attached hereto (as such exhibit may be amended or supplemented pursuant to the terms of this Agreement, collectively, the "Service Exhibit") to OrthoCellix for the respective periods and on the terms and conditions set forth in this Agreement and in the Service Exhibit. For all purposes of this Agreement, Ocugen and OrthoCellix are not Affiliates of each other.

(b) Notwithstanding the contents of the Service Exhibit, Ocugen agrees to (a) respond in good faith to any reasonable request by OrthoCellix for access to any additional services that are necessary for the operation of the NeoCart Program and which are not currently contemplated in the Service Exhibit (the “Additional Services”), and (b) provide the Additional Services for the period requested by OrthoCellix, at a price to be agreed upon after good faith negotiations between the parties. Any such Additional Services so provided by Ocugen shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on the Service Exhibit as of the date hereof.

(c) The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, OrthoCellix agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d) Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Ocugen under this Agreement to provide Services shall terminate with respect to each Service on the later of (i) the end date specified in the Service Exhibit and (ii) Ocugen’s completion of the respective Service as determined by OrthoCellix in its good faith discretion (the "End Date"). Notwithstanding the foregoing, the parties acknowledge and agree that OrthoCellix may determine from time to time that it does not require all the Services set out on the Service Exhibit or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, OrthoCellix may terminate any Service, in whole and not in part, upon notification to Ocugen in writing of any such determination.

Section 1.02    Standard of Service.

(a) Ocugen represents, warrants, and agrees that the Services shall be provided in good faith, in accordance with Law, and, except as specifically provided in the Service Exhibit, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Ocugen agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b) Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Ocugen makes no representations and warranties of any kind, implied or express, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. OrthoCellix acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties and that all Services are provided by Ocugen as an independent contractor.

Section 1.03    Third-Party Service Providers. Ocugen shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, Ocugen shall obtain the prior written consent of OrthoCellix to hire such subcontractor, such consent not to be unreasonably withheld. Ocugen shall in all cases retain responsibility for the provision to OrthoCellix of Services to be performed by any third-party service provider or subcontractor or by any of Ocugen's Affiliates.

Section 1.04    Access to Premises.

(a) In order to enable the provision of the Services by Ocugen, OrthoCellix agrees that it shall provide to Ocugen's and its Affiliates' employees and any third-party service providers or subcontractors who provide Services, access to the facilities, assets, and books and records comprising the NeoCart Assets, in all cases to the extent necessary for Ocugen to fulfill its obligations under this Agreement.

(b) Ocugen agrees that all of its and its Affiliates' employees and any third-party service providers and subcontractors, when on the property of OrthoCellix or when given access to any equipment, computer, software, network, or files owned or controlled by OrthoCellix, shall conform to the policies and procedures of OrthoCellix concerning health, safety, and security which are made known to Ocugen in advance in writing.

ARTICLE II

COMPENSATION

Section 2.01    Responsibility for Wages and Fees. For such time as any employees of Ocugen or any of its Affiliates are providing the Services to OrthoCellix under this Agreement, (a) such employees will remain employees of Ocugen or such Affiliate, as applicable, and shall not be deemed to be employees of OrthoCellix for any purpose, and (b) subject to Section 2.02(c), Ocugen or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02    Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, OrthoCellix shall pay Ocugen the amount specified for each Service in the Service Exhibit. In addition to such amount, in the event that Ocugen or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Ocugen or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, "Out-of-Pocket Costs"), OrthoCellix shall reimburse Ocugen for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b).

(b) As more fully provided in the Service Exhibit and subject to the terms and conditions therein:

(i) Ocugen shall provide OrthoCellix, in accordance with Section 6.01 of this Agreement, with monthly invoices ("Invoices"), which shall set forth in reasonable detail, with such supporting documentation as OrthoCellix may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

(ii) payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by OrthoCellix from Ocugen.

Section 2.03    Extension of Services. The parties agree that, subject to Ocugen’s performance of the applicable Service in all respects prior to the End Date, Ocugen shall not be obligated to perform any Service after the applicable End Date. If OrthoCellix desires and Ocugen agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Ocugen for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Ocugen after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04    Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Ocugen shall have no further obligation to provide the applicable terminated Services, and OrthoCellix shall have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services, other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by OrthoCellix prior to such termination.

Section 2.05    Invoice Disputes. In the event of an Invoice dispute, OrthoCellix shall deliver a written statement to Ocugen no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Ocugen shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06    No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to setoff any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Merger Agreement, the

Contribution Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.07    Taxes. Ocugen shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Ocugen.

ARTICLE III

TERMINATION

Section 3.01    Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Ocugen shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02    Breach. Any party (the "Non-Breaching Party") may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the "Breaching Party") if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by OrthoCellix for a Service provided by Ocugen in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03    Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Section 3.04    Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.02, Section 2.04, Section 2.06, Section 2.07, this Article III, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05    Force Majeure. The obligations of Ocugen under this Agreement with respect to any Service shall be suspended during the period and to the extent that Ocugen is prevented or hindered from providing such Service, or OrthoCellix is prevented from receiving such Service, due to any of the following causes beyond such party's reasonable control (such causes, "Force Majeure Events"): (i) acts of God, (ii) flood, fire, or explosion, (iii) war, invasion, riot, or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes, or blockades in effect on or after the date of this Agreement, (vi) [reserved], (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) pandemics, or (xi) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Ocugen shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither OrthoCellix nor Ocugen shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

CONFIDENTIALITY

Section 4.01    Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party's financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, "Confidential Information"). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party's Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the "Receiving Party") may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the "Permitted Purpose"). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the "Disclosing Party"), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party's rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, "Confidential Information" shall not include any information that (1) the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information or (2) the Receiving Party receives as part of the Services that is required to be disclosed as part of OrthoCellix’s operation of the NeoCart Program.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party's option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V

LIMITATION ON LIABILITY

Section 5.01    Limitation on Liability. In no event shall Ocugen have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation, or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party's sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. OrthoCellix acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

ARTICLE VI

MISCELLANEOUS

Section 6.01    Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a)	if to Ocugen:

Ocugen, Inc.

11 Great Valley Parkway

Malvern, PA 19355

Email: [**]

Attention: Shankar Musunuri

with a copy (which shall not constitute notice) to:

[LAW FIRM]

[LAW FIRM ADDRESS]

Email: [EMAIL ADDRESS]

Attention: [ATTORNEY NAME]

(b)	if to OrthoCellix:

OrthoCellix, Inc.

[ADDRESS]

Email: [EMAIL ADDRESS]

Attention: [OFFICER TO RECEIVE NOTICES]

with a copy (which shall not constitute notice) to:

[LAW FIRM]

[LAW FIRM ADDRESS]

Email: [EMAIL ADDRESS]

Attention: [ATTORNEY NAME]

Section 6.02    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04    Entire Agreement. This Agreement, including the Service Exhibit, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Merger Agreement or the Contribution Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OrthoCellix, Inc.

By
Name:
Title:

Ocugen, Inc.

By
Name:
Title:

Exhibit A

Services Schedule

A.	Scope of Services

Service Category	Description of Services	Hourly Rate
Clinical Operations	● Provision of assistance with clinical trial operations, vendor coordination, site engagement, clinical trial management systems, and maintenance of trial documentation; transition of information regarding data and safety monitoring and pharmacovigilance	$350.00
Regulatory Affairs	● Support for regulatory correspondence and applications	$240.00
Research and Development	● Provide subject matter support and transition of information related to the NeoCart Program	$325.00
Finance & Accounting	● Assistance with financial reporting, accounts payable/receivable processing, budget and FP&A analysis General Accounting operations and audit support	$200.00
Information Technology	● Maintenance and support of relevant IT infrastructure and systems access	$150.00
Human Resources	● Support with payroll processing, benefits administration, and employee record management	$150.00
Quality	● Quality, compliance, and SOP support	$180.00
Program Management	● Plan and coordinate overall transition support	$180.00

B.Fee Structure

(i)

Hourly Rate: All Services shall be charged at the hourly rate set forth opposite the applicable category of services as set forth in the table above . Charges will be determined based on actual hours worked by Ocugen personnel designated by Ocugen to perform the applicable Services.

(ii)	No Minimum Commitment: Unless otherwise agreed in writing, OrthoCellix shall not be required to use or pay for any minimum level of Services.
(iii)

Maximum Term; Termination: The parties acknowledge and agree that the services described above shall each terminate no later than six (6) months following the effective date of the Agreement. Each Service may be terminated prior to the end of the Service Term described in the table above upon 60 days’ prior written notice by OrthoCellix and otherwise in accordance with Article III of the Agreement.

C.Limitations

(i)

To the extent any of the Services requires utilization of employees or consultants of Ocugen, such Services will be provided subject to reasonable scheduling and non-interference of such employees’ and consultants’ regular business responsibilities.

(ii)

In providing the Services, Ocugen shall not be obligated to: (A) hire any additional employees; (B) maintain the employment of any specific employee; (C) purchase, lease or license any additional assets, equipment, materials or supplies; (D) create or supply any documentation or information not currently existing or available without commercially unreasonable effort; or (E) enter into additional contracts or agreements or change the scope of current contracts or agreements.

(iii)

Notwithstanding any other provision hereof, Ocugen shall not be obligated to provide, or cause to be provided, any Service to the extent that the provision thereof would require Ocugen or any of its affiliates or representatives to violate any Law or regulatory sanctions or directives.